October 30, 2023
Craig Benson
Via Electronic Delivery

This letter is an addendum to your employment offer letter dated September 15, 2023 (the “Offer Letter”) and outlines the details of your compensation and benefits, as well as certain conditions, related to your role as Interim CEO. Any capitalized terms herein that are not otherwise defined shall have the meaning set forth in the Offer Letter.

TITLE/REPORTING:

Title: Interim CEO

Reporting to: Board of Directors

Effective Date: September 15, 2023

COMPENSATION:

Annual Base Salary: $250,000 annual base salary paid bi-weekly ($9,615.39 bi-weekly)

Tax Equalization: You will not be deemed to be a W-2 employee of the Company for payroll purposes due to your status as a member of Pla-Fit Holdings, LLC and therefore will not have standard taxes withheld from your compensation. Therefore, you will receive tax equalization payments on a quarterly basis, in arrears, in an amount equal to the employer portion of the applicable taxes.

Bonus Compensation: You are not entitled to receive bonus compensation related to your Employment Period

Special & Annual Long Term Incentive Awards: You are not entitled to receive any special or long-term incentive awards related to your Employment Period.

Cell Phone Stipend: $65.00 bi-weekly

BOARD COMPENSATION:

In accordance with the Company’s Non-Employee Director Compensation Policy, you are not eligible to receive compensation for your position as a director of the Board during your Employment Period. Such compensation will resume once your Employment Period terminates, subject to your continued role as a director of the Board.

OTHER CONSIDERATIONS:

It is expected and understood that you will devote your full working time, attention and skill to the performance of your duties and responsibilities as Interim CEO. During your Employment Period you will not, without prior written approval of the Board, engage in any other activities that would interfere with the performance of your duties as Interim CEO. Within two weeks of the date of this letter, you shall designate someone other than yourself to oversee and operate your Planet Fitness franchise business (your “Designated Manager”) for the duration of your Employment Period. Confirmation of such designation shall be provided to the Chair of the audit Committee of the Board (the “Audit Committee”). If at any time during your Employment Period your Designated Manager departs or is otherwise terminated from that position, you shall promptly notify the Audit Committee. Within two weeks of such a vacancy, you shall appoint a new Designated Manager and provide confirmation of such designation to the Chair of the Audit Committee.

As an employee of the Company, you will be required to execute and adhere to the policies identified in your Offer Letter, as well the Company’s Code of Ethics, Code of Ethics for Senior Executive and Financial Officers and all other Company policies applicable to your position as Interim CEO. Without in anyway limiting the generality of the foregoing, any transaction between the Company and any business owned by you, or in which you hold any interest, or any special transaction by the Company having a direct or indirect impact on your Planet Fitness franchise business, must be reviewed and approved by the Audit Committee in accordance with Company policy.

To the extent you propose that the Company take or approve any structural changes to the Company or its business during your Employment Period, such changes must be proposed in accordance with Company policy and procedure and presented to the Board for prior approval.

The Offer Letter and this addendum are specifically contingent on proper waivers and/or approvals being granted by the Board or an authorized officer of the Company, in compliance with the Planet Fitness, Inc. Code of Ethics, Code of Ethics for Senior Executive and Financial Officers, and all other relevant Company policies in relation to your roles as a franchisee and vendor of the Company.

Accepted and Agreed:

By: __/s/_Enshalla Anderson__10/31/2023_ Signature: _/s/ Craig Benson___________
Enshalla Anderson
Chair, Compensation Committee Date: _October 31, 2023______________